Exhibit 99.2

Important Notice Regarding the Availability of Materials

The Blackstone Group L.P.

THE BLACKSTONE GROUP L.P. 345 PARK AVENUE NEW YORK, NY 10154

You are receiving this communication because you hold common units in The Blackstone Group L.P. (“Blackstone”). Blackstone has released informational materials regarding the separation of PJT Partners Inc. and its consolidated subsidiaries from Blackstone that are now available for your review. This notice provides instructions on how to access the Blackstone materials for informational purposes only. It is not a form for voting and presents only an overview of the Blackstone materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Blackstone materials and continue to view them online to access any new or updated information.

To effect the separation, Blackstone will distribute on a pro rata basis to its common unitholders all of the issued and outstanding shares of Class A common stock of PJT Partners Inc. held by it. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that PJT Partners Inc. has prepared in connection with the separation, PJT Partners Inc. will be an independent, publicly traded company. Blackstone is not soliciting proxy or consent authority from unitholders in connection with the separation.

The Blackstone materials consist of the Information Statement, including any supplements, that PJT Partners Inc. has prepared in connection with the separation. You may view the Blackstone materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

See the reverse side for instructions on how to access materials.

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How to Access the Materials

Materials Available to VIEW or RECEIVE:

FORM 10

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                                     1) BY INTERNET:         www.materialnotice.com

                                     2) BY TELEPHONE:     1-800-579-1639

                                     3) BY E-MAIL*:             sendmaterial@materialnotice.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

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THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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THIS PAGE WAS INTENTIONALLY LEFT BLANK

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